Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) under the Securities Act of 1933, of our report dated February 26, 2015 relating to the consolidated and combined financial statements of Atara Biotherapeutics, Inc. and its subsidiaries (collectively the “Company”) appearing in the Annual Report on the Form 10-K of Atara Biotherapeutics, Inc. for the year ended December 31, 2014 and incorporated by reference in the Prospectus included in Registration Statement No. 333-205347.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

San Jose, California

July 9, 2015